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Exhibit 5.9

CONSENT OF SRK CONSULTING, CARDIFF

        I hereby consent to the use of "SRK Consulting, Cardiff" and references to the following report and document, in the registration statement on Form F-10 of Banro Corporation (the "Company") being filed with the United States Securities and Exchange Commission and the incorporation of such report by reference as an exhibit to the registration statement:

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  The press release dated July 7, 2008 entitled "Banro's Pre-Feasibility Study of its Twangiza Gold Project Indicates Gold Production of 2.3 Million Ounces at Average Operating Cash Costs of US$ 345/oz During 12 Years of Operation.

Date: September 2, 2008

SRK CONSULTING, CARDIFF
By: /s/ MARTIN PITTUCK Name: Martin Pittuck Title: Principal Resource Geologist

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  Exhibit 5.9
CONSENT OF SRK CONSULTING, CARDIFF